Exhibit 23.6

August 16, 1999

Securities and Exchange Commission
450 - 5th Street N.W.
Washington, D.C.  20549

Dear Sirs:

           Re: Prospectus Supplement, dated August 16, 1999, to the Prospectus (the "Prospectus Supplement") included in the Registration Statement on Form S-3 of Golden Star
                Resources Ltd., dated August 8, 1997, as amended

The Prospectus Supplement contains a reference to Herbert Osborne as independent metallurgical consultant and to the report referred to as "Scoping Study" prepared by myself and John Danio PE, an independent mining consultant, with respect to the potential development of a 5,000 tonne per day heap leach operation at the Gross Rosebel project in Suriname.

I hereby consent to the use of my name and to the reference to the Scoping Study, in each case in the Prospectus Supplement, which is a part of the Registration Statement.

Sincerely,

/s/ Herbert C. Osborne
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Herbert C. Osborne